Exhibit 99.1

    Bank of South Carolina Corporation Declares 57th Consecutive Dividend



    CHARLESTON, S.C., Sept. 18 /PRNewswire-FirstCall/ -- The Executive

Committee of Bank of South Carolina Corporation (Nasdaq: BKSC), the parent company for The Bank of South Carolina, on September 16, 2003, declared an $.11 per share dividend, payable October 31, 2003, to shareholders of record as of

September 30, 2003.  This is the 57th consecutive dividend paid by the

Corporation to its shareholders.  Hugh C. Lane, Jr., the Corporation's

President and CEO, stated "We are pleased with the Bank's year to date earnings and are happy to share them with our shareholders as it represents the financial stability and strength of our Bank in today's market.  With interest rates at a historic low, the Bank faces a greater challenge to maintain its continuing positive earnings growth during the fourth quarter.

However, with loan demand continuing through year-end, we are optimistic about our performance for 2003."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256

Meeting Street, has offices in Summerville, Mt. Pleasant, and the West of the

Ashley community.  It is also available on its' website at www.banksc.com.

Bank of South Carolina Corporation currently trades its common stock on the

Nasdaq stock market under the symbol "BKSC."  Market makers for the stock for

Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Stern

Agee & Leach, Inc., Scott & Stringfellow, Inc., Nite Securities, LP, and

Speer, Leeds & Kellogg.



SOURCE  Bank of South Carolina

    -0-                             09/18/2003

    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,

+1-843-724-1500/

    /Web site:  http://www.banksc.com /

    (BKSC)



CO:  Bank of South Carolina Corporation; The Bank of South Carolina

ST:  South Carolina

IN:  FIN

SU:  DIV





CM-JD

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